Exhibit 10.1

13 February 2023

Padraig McDonnell
Wilimngton, DE

Dear Padraig:

Terms & Conditions
U.S. Indefinite Relocation

I have the pleasure of confirming the terms and conditions which apply to your move from Wilmington, DE to Santa Clara, CA. This letter outlines the terms and conditions of your move for Agilent Technologies, Inc or any affiliated, subsidiary, or successor employer by which you are employed (“Agilent”). I understand your relocation will begin on or before 01 May 2023.

Agilent will assist you in your move from Wilmington, DE to Santa Clara, CA by providing you with relocation assistance per the US Indefinite Relocation, which includes the following provisions:

a)Shipment of household goods: Up to 20,000lbs from one primary residence, including shipment of two (max. 2) automobiles. Packing and unpacking, delivery to new location, normal appliance disconnections and connections. For internal relocations up to 2 days paid time off for packing of household goods; up to 3 days paid time off for delivery and unpacking of HHG in destination location for internal relocations and New Hires. If necessary, Storage in Transit (SIT) up to a maximum of 30 days of household goods in the new location. The shipment of goods and 30 days of storage benefit is a taxable benefit and will be tax assisted. The amount of the benefit will be added to the employee’s W-2 as income.

b)Final Travel: Air first class travel one-way (or automobile travel reimbursement at the current mileage rate of $.655/mile, maximum of 2 cars) for employee, spouse/partner and dependent family members who permanently reside with the employee and who will be relocating to the new household. One night lodging and 1 day of per diem. This is a taxable benefit and will be tax assisted. The amount of the benefit will be added to the employee’s W-2 as income.

c)Temporary Living Accommodations: Up to a maximum of 60 consecutive days. Per Diem will be provided for the first 30 days. Two days of a rental car will be provided; fuel will be included in the per diem. This is a taxable benefit and will be tax assisted. The amount of this benefit will be added to the employee’s W-2 as income.

d)Temporary Transportation: Rental of one automobile up to a maximum of seven (7) consecutive days, or until personal automobile arrives, whichever is sooner. Fuel will be the responsibility of the employee. This is a taxable benefit and will be tax assisted. The amount of this benefit will be added to the employee’s W-2 as income.

e)Relocation allowance: 1 month’s base salary (minus taxes) to be disbursed post arrival. This sum is intended to cover a variety of individual relocation expenses not specifically reimbursed such at pet transportation, driver license & registration fees, utility hook-up charges, club membership, etc. This benefit is fully taxable, and taxes are deducted prior to payment through Agilent payroll.

f)Destination Support: Where available, you and your family will receive the services of a Destination Services provider in the destination location to assist you in finding housing to purchase or rent. This is a taxable benefit and will be tax assisted. The amount of this benefit will be added to the employee’s W-2 as income.

Revised: 08/2020

g)VIP Services: Your relocation benefits will be coordinated by a Cartus Executive VIP Consultant that is specially trained on Agilent’s “high touch” service and are prepared to respond creatively and promptly to your requests and family needs.

Agilent complies with the Sarbanes-Oxley Act of 2002. This act prohibits companies with public stock or debt listed or traded in the U.S. from extending or arranging, directly or indirectly (including through a subsidiary), personal loans to directors or executive officers. This means that neither the Company nor the relocation provider may loan/advance funds for any reason, e.g. home purchase down payments etc. to officers of the company. Advances of amounts that are not repayable by the employee may be permitted, but will be reviewed on a case-by-case basis.

Cartus will contact you to initiate the proper arrangements and will be available to answer any questions. The relocation element of the compensation package is contingent upon your execution of the attached Relocation Agreement and compliance with the terms of that Agreement. No substitutions or cash outs for any of the provided relocation components are permitted. This relocation package is valid for 12 months from the effective date 01 May 2023.

Padraig, I believe this fully outlines the issues discussed concerning your relocation to Santa Clara, CA. Kindly acknowledge receipt and acceptance of the above terms by affixing your signature via DocuSign. The letter will then route to Cartus and your Cartus Consultant will initiate your relocation benefits.

Mike McMullen
Hiring Manager

I AGREE TO THE TERMS AND CONDITIONS COVERING MY RELOCATION AS SET FORTH IN THIS
~~Padraig McDonnell~~

14-Feb-2023

Date

Acceptance of the terms and conditions can be executed electronically, and an electronic signature will have the same effect as a wet ink signature.

ENCL:
•Relocation Agreement.

U.S. Domestic Relocation Agreement

Date: 14-Feb-2023
Name: Padraig McDonnell

I understand and agree that Agilent Technologies, Inc. or any affiliated, subsidiary, or successor employer by which I am employed (“Agilent”) may, in its sole discretion, require that I provide acceptable documentation of some or all of my relocation expenses before reimbursing me for those expenses.

I further understand and agree that Agilent's obligation to make any relocation payment(s) is contingent upon my continued employment with the Company. I acknowledge that all relocation payments made to me or on my behalf during the 12 months following the relocation start date are in the nature of an advance, that is, I have not earned those payments until I have completed one year of employment in the new location. Thus, if I voluntarily terminate my employment prior to the last day of the twelfth month following the relocation start date, I agree to pay back 1/12th of all relocations payments advanced to me for each full month short of twelve.

In the event of involuntary termination arising from a Workforce Management Program (WFM), no reimbursement is required. However, in the event that my employment is involuntarily terminated during the 12 months following the relocation start date for violation of Agilent policies or for performance reasons, I agree to repay Agilent or any subsidiary, affiliate or successor by which I am employed for the relocation costs Agilent advanced to me or on my behalf in accordance with the formula set forth above for voluntary terminations.

I hereby authorize Agilent or the subsidiary, affiliate or successor by which I am employed to withhold from my final paycheck any unearned relocation advance paid to me in accordance with the formula set forth above. I further agree to re-affirm this authorization in writing in the event that my employment is terminated, either voluntarily or involuntarily for reasons other than WFM, during the 12 months following the relocation start date. I understand that my final paycheck will pay me at least the US minimum wage. In the event the amount I owe Agilent or the subsidiary, affiliate or successor by which I am employed is greater than the amount withheld from my final paycheck, I agree to pay the balance in full to Agilent or the subsidiary, affiliate or successor by which I am employed within thirty (30) days of my termination date.

I understand that nothing stated in this letter alters the at-will status of employment.

14-Feb-2023

Date

Acceptance of the terms and conditions can be executed electronically and an electronic signature will have the same effect as a wet ink signature.

NOTE: You are encouraged to seek tax advice from your personal tax advisor at your own expense to determine the impact of any relocation payments upon your individual tax liability. You are also encouraged to save all of your relocation expense receipts for tax purposes. The IRS provides tax information, forms and publications at no charge to the public at http://www.irs.gov.